Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair
Chief Financial Officer
DG FastChannel, Inc.
972/581-2000

DG FASTCHANNEL PRICES PUBLIC OFFERING OF COMMON STOCK

Dallas, Texas — April 8, 2010 — DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries,  announced today that it has priced a public offering of 3,175,000 shares of its common stock, at a price of $31.50 per share.  Net proceeds, after underwriting discounts and commissions and expenses, will be approximately $94 million.  DG FastChannel has granted the underwriters a thirty (30) day option to purchase up to an additional 476,250 shares to cover over-allotments, if any.  The offering is subject to customary closing conditions and is expected to close on Tuesday, April 13, 2010.

DG FastChannel intends to use the net proceeds from the sale of securities to retire certain of its indebtedness outstanding under its credit facility, fund potential business acquisitions and for general corporate purposes.

Roth Capital Partners, LLC is acting as Sole Book-Running Manager and BMO Capital Markets Corp. is acting as Co-Manager.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (949) 720-7194, or via email at rothecm@roth.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to the offering described above, are forward-looking statements.  All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2009, which we filed with the Securities and Exchange Commission (“SEC”) on March 10, 2010. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov.